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                          September 22, 2023

       Grant Brown
       Chief Financial Officer
       Qorvo, Inc.
       7628 Thorndike Road
       Greensboro, North Carolina 27409

                                                        Re: Qorvo, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed September 13,
2023
                                                            File No. 333-274496

       Dear Grant Brown:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Eranga
Dias at 202-551-8107 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing